EXHIBIT 10.14


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                             HARBOR CITY CORPORATION
                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into this 18th day of May, 1998 by and between Carnegie International Corporation, a Corporation of the Stale of Colorado (hereinafter referred to as "Carnegie" or "Purchaser") Barry Hunt, Individually (hereinafter referred to as "Mr. Hunt"), Susan B. Hunt, Individually (hereinafter referred to as "Ms. Hunt) and Harbor City Corporation, t/a ACC Telecom (hereinafter referred to as the "Company"), a Corporation of the State of Maryland. Mr. Hunt and Ms. Hunt shall hereinafter collectively be referred to as "Seller".

                              EXPLANATORY STATEMENT

         Seller owns One Thousand (1,000) shares of Common Stock of the Company, which represents One Hundred Percent (100%) of the issued and outstanding Company Stock, (hereinafter referred to as the "Shares"). The Company owns One Hundred percent (100%) of the assets used in the operation of the Company including but not limited to equipment, furniture, fixtures, inventory, contract rights, lease rights for the Premises of the Company located at 6410 Dobbin Road, Unit A, Columbia, Maryland 21045 (hereinafter referred to as the "Premises"), and any and all other assets related to the business of the Company (hereinafter referred to as the "Assets").

         Carnegie shall purchase the Shares from Seller, together with such relative rights, preferences and i limitations as appertain to said Shares, as are hereinafter provided by this. Agreement. Seller shall issue, sell, transfer and deliver said Shares to Carnegie upon the terms and conditions provided by this Agreement.

         NOW, THEREFORE, in consideration of the Explanatory Statement, which shall constitute a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, Purchaser, Seller and the Company do hereby covenant, promise, agree, represent and warrant as follows:

         1. Closing Purchase of Shares:

              1.1. The closing (hereinafter referred to as the "Closing" of the Shares provided by this Agreement shall take place simultaneously with the execution of this Agreement, or on such other day as Purchaser and Seller shall agree in writing, at the law offices of Gershberg and Pearl, LLC through an escrow arrangement agreeable to the parties unless the place and means of closing is changed pursuant to a writing signed by all parties hereto (hereinafter, such day shall be referred to as the "Closing Date", and such law offices shall be referred to as the "Closing Place.")

              1.2. On the Closing Date and at the Closing Place, Seller shall issue, sell, transfer and deliver to Carnegie the Shares, which Shares shall in each instance be


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represented  by one or more stock  certificates  of the Company duly endorsed to
Carnegie or accompanied by stock powers duly executed in blank for transfer on the books of the Company, which shall convey ownership rights, title and interest to the shares and the Assets of the Company effective as of the Cut-Off Date, February 28, 1998, including all Assets on the List of Assets (a copy of which is attached hereto as Exhibit A2).

                   1.2.1. Cut-Off Date: The Parties hereby agree that for purposes of calculating purchase price adjustments, if any, due to changes in the amount of assets, liabilities, including inventory, cash, accounts receivable and accounts payable and the like from the October 31, 1997 amounts presented to Carnegie by Seller compared to said amounts on February 28, 1998, the effective date of all such calculations shall be 12:00 A.M., February 28, 1998 (the "Cut-Off Date"), regardless of the date of completion of this Agreement.

                   1.2.2. Post Closing Adjustments: Seller and Purchaser agree that a representative of Purchaser shall visit Seller's premises where books and records are maintained to reconcile said books for the purpose of determining any adjustments as of the Cut-Off Date. Said visit shall occur within fourteen
(14) days after closing or at such time as records are made available by the Company to allow calculations of any adjustments. Adjustments shall be made to the purchase price only if there is a decrease in the net assets
(assets-liabilities) of the Company existing as of October 31, 1997 (See Schedule of Closing Adjustments included herein as Exhibit A-3).

              1.3. Purchase Price: The Purchase Price of the Shares shall be as follows:

                   1.3.1. Purchaser shall issue to Seller Two Hundred Thousand (200,000) shares of Preferred Series A restricted stock of Carnegie International Corporation which shall be convertible to Rule 144 Restricted Legend Common Stock of Carnegie (hereinafter "Rule 144 Stock") twenty-four (24) months (the "Period") from the Closing Date, as follows:

                        1.3.1.1. In the event the Seller elects to convert said Preferred Shares to Rule 144 Stock prior to the expiration of the Period, Seller shall receive Rule 144 Legend stock with a value equal to Two Million Dollars ($2,000,000.00) based on the Value, as set forth in Section 1.3.1.3. below. Seller shall have said right of early conversion only in the event the common stock of Carnegie closes above Two Dollars ($2.00) per share. Carnegie shall initiate the conversion of said shares within three (3) business days after the receipt of written notice of Seller's valid request for conversion.

                        1.3.1.2. In the event the Seller does not request conversion as set forth in Section 1.3.1.1., prior to the expiration of the Period, Seller shall receive the greater of



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                             (i) Rule  144  Stock  with a value  of Two  Million
Dollars  ($2,000,000.00)  based upon the  conversion  value set forth in Section
1.3.1.3. below; or

                             (ii) Two Million  shares of Rule 144 Stock,  (which
shall be considered higher in Value than Two Million Dollars ($2,000,000) if the Value of the Common Stock of Carnegie is above $1.00 per share as computed on the business day immediately preceding the expiration of the Period.

                   1.3.1.3. The Value of each share of Rule 144 Stock for conversion calculation purposes shall be based on the average Market closing price of Carnegie's Common Stock on the five (5) business days immediately preceding the conversion date. For the purposes of this section " Market" shall include the price quoted for Carnegie's Common Stock by the NASD Over the Counter Bulletin Board Service (OTCBB).

              1.3.2. One Million Dollars ($1,000,000.00) to be paid in quarterly installments over a period of five (5) years in the amount of Fifty Thousand Dollars ($50,000.00) per quarter, with the first payment to be paid at closing. The remaining payments shall begin on September 1, 1998 and shall continue to be paid on the first day of each calendar quarter thereafter. Carnegie shall assume the liabilities of ACC as set forth in Exhibit B as of the closing date which shall be substantially the same as those reflected on the estimated fiscal year ended October 31, 1997 tax return of ACC provided to Carnegie, excluding tax liabilities and also excluding the seventeen percent (17%) interest portion of a December 3, 1979 Promissory Note to Barry Hunt in the amount of Fourteen Thousand Dollars ($14,000). The interest rate on said Note shall be adjusted to one point over the Prime Rate as published in 'the Wall Street Journal.

              1.3.3. The purchase of the Shares shall vest in Carnegie on the Cut-Off Date, subject to the provisions of this Agreement, complete possession, ownership and control of the Shares and the management and operations of the Company and ownership of the Assets, including but not limited to the leases, equipment, fixtures, inventory, cash, accounts receivable, contract rights with equipment suppliers and others, goodwill, leasehold improvements and assets relating thereto; provided, however, that Barry Hunt shall continue to manage the daily operations of the Company, including decisions on hiring and terminating personnel. Seller and the Company shall cooperate in and facilitate the immediate transfer of possession, ownership and control of the Shares and Assets including all assets and operations relating to the Premises of the Company.

              1.3.4. Purchaser acknowledges that, prior to the execution of this Agreement, it has conducted a due diligence investigation of the operations of the Company and the Assets, including, without limitation, an investigation of the financial operations.of the Premises, the books and records of Seller relating to the same and the condition of the Premises and the Assets, and Purchaser is satisfied with the results of the investigation, except as provided to the contrary herein. Purchaser has had an opportunity to investigate all matters which


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Purchaser has deemed  relevant  concerning the Shares and the Assets and has had an opportunity to discuss the same with the officers of the Company.

              1.3.5. Seller and the Company acknowledge that they have performed a due diligence test of the Multi-Language Automated Voice Intelligent System (MAVIS) owned by Purchaser through one of its subsidiaries and Seller and the Company have determined that MAVIS will operate in a reasonable commercial manner on PBX, Analogue and Digital Phone Systems. Barry Hunt, Susan Hunt and the Company are satisfied as to the results of such test.

              1.3.6. There shall be no debt of the Company as of and including the CutOff Date, except for any amount substantially the same as that represented to Purchaser as existing at October 31, 1997. Purchaser shall not be liable for any tax liability or other liabilities of any kind whatsoever relating to or incurred by the Company or its owners up to and including the Cut-Off Date, and Seller shall indemnify Purchaser and hold Purchaser harmless from any of said tax or other liabilities.

              1.3.7. The Certified Financial Statements of Carnegie as of and for the period ending December 31, 1997, fairly present the outstanding debt of Carnegie as of such date.

         2. Representations and Warranties of the Seller and the Company;

              Seller and the Company represent and warrant to Purchaser as follows:

              2.1. Sellers are, and as of the Closing Time will be the valid and legal owners of the Shares and related Assets being transferred hereby and own the Shares free and clear of any and all liens and encumbrances (See Certificate of No Debts - Exhibit B). The Seller through the ownership of the Shares owns all of the Assets of and relating to the Company located at 6410 Dobbin Road, Unit A, Columbia, Maryland 21045 (hereinafter referred to as the "Premises"), including but not limited to the leases, equipment, inventory, furniture, fixtures and the like and assets relating thereto.

                   Sellers represent and warrant that they own the Shares that represent one hundred percent (100%) of the stock of the Company and have fairly and accurately in all material respects reflected and allocated all assets, liabilities, income and expenses related to both the management and results of operations of the Company on the books and records of the Company, which have been presented to Carnegie for the periods ended October 31, 1997, January 31, 1998 and February 28, 1998, respectively.

              2.2. Sellers have the requisite and proper authority to enter into the within agreement and to transfer, assign and sell the Shares in accordance with the terms hereof.



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              2.3.  The  Company  is,  and  at  the  Closing  Time  will  be,  a corporation duly organized, validly existing and in good standing under the laws of Maryland, the Company has, and at the Closing Date will have, the power and authority to own, lease and operate its properties and to conduct its business as such business is now being conducted by Company. A complete and correct copy of the articles of incorporation, as amended, and the by-laws, as amended, of the Company, are attached to this Agreement collectively as Exhibit C and are incorporated by reference herein, and no changes therein will be made subsequent to the date hereof and prior to the Closing Time.

              2.4.  The  Company  has  validly   authorized,   issued,  and  has
outstanding, and on the Closing Date will have authorized, issued and outstanding, fully paid and non-assessable, One Thousand (1,000) shares of its common stock. Upon issuance, sale, transfer and delivery of the Shares to Purchaser, the shares of the Company Common Stock issued and outstanding will constitute One Hundred Percent (100%) of the issued and outstanding capital stock of the Company. Except as hereinafter set forth in this Section 2.4, the Company does not have outstanding, and on the Closing Date will not have outstanding, any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or to sell assets or shares of common stock or any such options, rights, warrants, convertible securities or obligations. The Company has not issued, and hereby warrants and represents that it shall not issue any Stock Options (hereinafter referred to as the "Options"), which grant to the holders thereof the right to purchase in the aggregate any shares of the Company Common Stock.

              2.5. The Shares are fully paid and non-assessable, free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances and restrictions of every nature, except for those created pursuant to the terms of this Agreement.

              2.6. Except as set forth on Exhibit D, Company has properly and accurately filed all tax returns, as appropriate, country wide, state and local, and all related information required to be filed prior to the date hereof, and at the Closing Time shall have filed all tax returns, as appropriate, and all related information required to be filed prior to the Closing Time. To the best knowledge of Seller and the Company, the amounts reflected in the Balance Sheet for taxes are sufficient for the payment of all accrued and unpaid federal, state and local taxes of all types, including interest and penalties thereon, of the Company for or on account of which Company is or may become liable in any manner whatsoever for periods prior to the Closing Date.

              2.7. Since November 1, 1979

                   2.7.1. The business of the Company has been operated, and up to the Closing Date will be operated, only in the ordinary course.



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                   2.7.2. Except as set forth in Exhibit D1, there has been, and
prior  to  the  Closing  Date  there  will  be,  no  material   adverse  change,
individually  or  in  the  aggregate,   in  Company's  condition  (financial  or
otherwise) or in Company's assets, liabilities or business. There also has been no material adverse change, individually or in the aggregate, in the Company's condition (financial or otherwise) or in the Company or its Assets, liabilities or business from the status that was represented to Purchaser as existing at October 31,.1997 compared to the status at the Closing Date.

                   2.7.3. There has been, and prior to the Closing Date there will be, no damage, destruction or loss to the Company or any of its contracts, assets, inventory, accounts, or other properties, or other events or conditions of any character, or any pending or threatened developments, individually or in the aggregate, which would materially and adversely affect the Company's condition (financial or otherwise) or Company's assets, liabilities or business.

              2.8. Except as set forth in Exhibit D1 attached hereto and incorporated by reference herein, there is, and on the Closing Date there will be, no material action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened, against or affecting the Company or any of its assets. Company is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality. To Seller's and Company's knowledge, Company has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it and to its business; has, and on the Closing Date will have, performed in all material respects all of its material obligations and duties to be performed by it to the extent required in accordance with their respective terms; and is not, and on the Closing Date will not be, in default under or in material breach of any material contract, agreement, commitment or other instrument to which it is subject or a party or under which it is bound.

              2.9. Seller and the Company have not, and on the Closing Date will not have, incurred any liability, obligation or duty for any finder's, agents or brokers fee or commission in connection with this Agreement or the transactions contemplated hereby.

              2.10. The Board of Directors of the Company, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by the Seller and the Company, Common Stock of the Company, and the transactions hereby contemplated, and no action, confirmation or ratification by any stockholder of the Company, Seller, or by any other person, entity or governmental authority is required in connection therewith. The Seller and the Company have the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by them pursuant to the provisions hereof. The Seller and the Company have taken all actions required by law, the Company's certificate of creation or incorporation, as amended, its bylaws, as amended, or otherwise to authorize the execution, sealing and delivery of this Agreement and the issuance, sale, transfer and delivery of the Shares


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and related Assets  pursuant to the provisions  hereof.  This Agreement is valid and  binding  upon the Seller  and the  Company  in  accordance  with its terms.
Neither  the  execution,   sealing  and  delivery  of  this  Agreement  nor  the
consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the by-laws, as amended, of the Company, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to the Company or the Seller.

              2.11. Attached hereto as Exhibit E and incorporated by reference herein is a list of all officers and directors of the Company and all beneficial owners of the issued and outstanding Company Common Stock, and the number of shares of the Company Common Stock owned of record and beneficially by each such officer, director and beneficial owner. To the best knowledge of Company, the information set forth on Exhibit E is true and correct.

              2.12. To Seller's knowledge neither this Agreement nor any written information, statement, list or certificate furnished or to be furnished to Purchaser pursuant to this Agreement or in connection with this Agreement or any of the transactions contemplated by this Agreement contains or, on the Closing Date will contain any untrue statement of a material fact or omits or, on the Closing Date will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

              2.13. Seller's and the Company's Release: Seller and the Company hereby warrant, represent and acknowledge that they shall execute at the time of closing a release of all claims which reflects Seller and the Company's complete release and discharge of any claims it may have against the Company, both individually and as an officer or Director of the Company, except for those considerations due as set forth in this Agreement. Such release shall be attached hereto and incorporated herein by reference as Exhibit F.

              2.14. [Intentionally left blank]

              2.15. Seller has and will continue until the Closing Date to accurately maintain the books of account of the Company, or any other entity operating at the Premises or as successor to the Company. Seller shall indemnify and hold Purchaser harmless from any and all losses due to Seller's intentional misconduct or gross negligence during the period in which Seller is managing the financial operations of the Company.

              2.16. No Subsidiaries: The Seller and the Company hereby acknowledge that the Company does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture or other business entity.

              2.17. Licenses; Permits; Related Approvals: The Company possesses all licenses, permits, consents, approvals, authorizations, qualifications and orders (hereinafter collectively referred to as the "Permits") of all governments and governmental agencies lawfully


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required  for the Company to conduct its  business  in all  jurisdictions  where business is conducted. All of the Permits are in full force and effect and no suspension, modification, or cancellation of any business or permits is pending or threatened. A list of the business/permits is attached hereto as Exhibit G and incorporated herein by reference.

              2.18. No Real Property: Except as set forth on Exhibit H attached hereto and incorporated herein by reference, the Company does not own or have any interest in any real estate.

              2.19. Condition of Personal Property: Attached hereto as Exhibit I and incorporated by reference herein is a true, correct and complete list of all personal property, owned by the Company or used by the Company in the conduct of its business, including, but not limited to, all inventory, equipment, machinery and fixtures, (collectively, the "Personal Property"), indicating whether it is owned or the manner in which the Personal Property is otherwise utilized by the Company. The Company has sole and exclusive, good.and merchantable title to all of the Personal Property owned by it free and clear of all pledges, claims, liens, restrictions, security interests, charges and other encumbrances, except as provided to the contrary in Exhibit I.

              2.20. Certain Contracts. Attached hereto as Exhibit J and incorporated by reference herein is a true, correct and complete list and copy of all contracts under which the Company is provided or is providing services (collectively, the "Service Contracts"). To Seller's knowledge, each of the Service Contracts is in full force and effect is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms. Neither Seller nor the Company has any notice of, or any reason to believe that there is or has been any actual, threatened or contemplated, termination or modification of any of the Service Contracts. To Seller's knowledge, no party to any of the Service Contracts is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Service Contracts. All payments required to be made by Seller pursuant to the Service Contracts have been paid in full through See Exhibit J.

              2.21. Contracts, Licenses, and Other Agreements. Attached hereto and incorporated by reference herein are the following:

                   2.21.1. Exhibit K, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of the Company relating to real property.

                   2.21.2. Exhibit L, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of the Company relating to personal property.



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                   2.21.3. Exhibit M, a true, correct and complete list and copy
(or where they are oral, true, correct and complete written summaries) of all licenses, franchises, assignments or other agreements of the Company and/or Seller relating to trademarks, trade names, patents, copyrights and service marks (or applications therefor), unpatented designs or styles, know-how and technical assistance.

                   2.21.4. Exhibit O, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all employment, compensation and consulting agreements, contracts, understandings or arrangements of the Company with any officer, director, employee, broker, agent, consultant salesman or other Person, including the names, starting dates of employment term of employment, functions and aggregate compensation (including salary, bonuses, commissions and other forms of compensation).

                   2.21.5. Exhibit P, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements of the Company for the purchase, sale or lease of goods, materials, supplies, machinery, equipment, capital assets and services having a cost in excess of Two Thousand Five Hundred Dollars ($2,500.00) in any one instance or in excess of Ten Thousand Dollars ($10,000.00) in the aggregate.

                   2.21.6. Exhibit Q, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements of the Company for the borrowing or lending of money, on a secured or unsecured basis, or guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of any other Person or entity.

                   2.21.7. Exhibit R, a true, correct and complete fist and copy (or where they are oral, true, correct and complete written summaries) of all agreements and understandings of the Company other than those listed in Exhibits O through Q which are material in nature, involve the payment or receipt, in any twelve (12) month period, of more than Five Thousand Dollars ($5,000.00) or have a term of more than the twelve (12) months.

                   To Seller's knowledge, each of the agreements, arrangements and understandings listed in Exhibits K through R (hereinafter collectively referred to as the "Commitments") is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms. Neither Seller nor the Company has any notice of, or any reason to believe, that there is or has been any actual, threatened or contemplated termination or modification of any of the Commitments. To Seller's knowledge, no party to any of the Commitments is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Commitments. The Company has the right to quiet enjoyment of all real properties leased

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to it for the full term of the lease thereof.  All payments  required to be made by the Company pursuant to any of the Commitments have been paid in full through See Exhibits K-R.

              2.22. Insurance: Attached hereto as Exhibit S and incorporated by reference herein is a list of all insurance policies of the Company, setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverages, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in Exhibit S is in full force and effect, is valid and enforceable, and the Company is not in breach of or in default under any such policy. Neither Seller nor the Company have any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the insurance referred to in Exhibit S.

              2.23. Pension Plans: Seller and the Company hereby acknowledge that the Company does not maintain any pension, profit sharing, ESOP, stock option, incentive bonus, hospitalization, major medical, dental, optical, prescription, drug, health insurance, life insurance, or other benefit plan for the benefit of any employee as the term "Employee Benefit Plan" is defined in ERISA, Section 3, except as set forth on Exhibit T.

              2.24. Employee Relations and Employment Agreements:

                   2.24.1. None of the Company's employees is represented by a labor organization, and no petition for representation has ever been filed with the National Labor Relations Board. Seller and the Company are not aware of any union organizational activity with respect to the Company, and have no reason to believe that any such activity is being contemplated.

                   2.24.2. To Seller's knowledge, the Company is not in violation in any material respect of any applicable equal employment opportunity laws, wage and hour laws, occupational safety and health laws, federal labor laws or any other laws of any government or governmental agency relating to employment.

                   2.24.3. The Company has not entered into written employment agreements and all employees can be terminated at will. The Company has no contractual obligation or special termination or severance arrangements with respect to any employee. The Company and Seller further represent and warrant that there have been and will be no changes in employment or corporation salary agreements between the Company and its employees, officers, directors or contractors from January 1, 1998 up till and including the date of Closing.

                   2.24.4. The Company has paid all wages due including all required taxes, insurance and withholding thereon, and will continue to do so through the Closing Date.

                   2.24.5. Attached hereto as Exhibit U and incorporated herein by reference, is a list of all accrued vacation, sick leave, and accrued bonuses, if any, as of the Cut-Off Date.

                   2.24.6. Seller and the Company shall supply to Purchaser a list of all employees of the Company, including the date of hire of each, position, present salary, amount of. bonus paid in the last year, and announced termination date, if any, as Exhibit V.

                   2.24.7. Patents; Trademarks; Service Marks; Related Contracts. Attached hereto as Exhibit W and incorporated by reference herein, is a true, correct and complete list of all patents, trademarks, trade names, or trademark or trade name registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights") related to the Company. To Seller's knowledge, all of the Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. Neither Seller or the Company has licensed, leased or otherwise assigned, transferred or granted any right to use any of its Proprietary Rights to any other Person or entity, and to Seller's knowledge, no Person or entity is infringing upon the Proprietary Rights. The Company has not infringed and are not infringing upon any patent, trademark, trade name, or trademark or trade name registration, service mark, copyright, or copyright registration of any other Person or entity. Seller and the Company have filed all necessary and appropriate documents and paid all necessary fees to maintain the integrity of the Proprietary Rights until the year See Exhibit W.

              2.25. Seller agrees that after Closing Seller shall execute any and all documents which may be reasonably necessary to carry out the terms, conditions and intention Of this agreement and to facilitate the transfer of the property, to ratify unto Purchaser such Shares and/or property and to facilitate the operations of the Company by Purchaser.

              2.26. Seller and the Company shall transfer to Purchaser or Purchaser's designee all title, rights and interests in any deposits (as reflected on Exhibit X) owned by Seller or the Company related to the Premises and/or the Company's business.

              2.27. There are no bulk transfer laws in Maryland applicable to this transaction (See Opinion Letter of Counsel, Exhibit B1).

              2.28. To the best knowledge of such Seller and the Company, the issuance, sale, transfer and delivery of the Shares and related Assets pursuant to the provisions of this Agreement will not constitute a violation or breach of any agreement, stipulation, order, writ, injunction or decree applicable to the Seller or the Company.

         3. Representations, Warranties and Covenants of Purchaser.

              Purchaser represents, warrants and covenants to Seller as follows:

              3.1. Purchaser is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

              3.2. The Board of Directors of Purchaser, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by Purchaser and the transactions hereby contemplated, and no action, confirmation or ratification by the stockholders of Purchaser or by any other person, entity or governmental authority is required in connection therewith. Purchaser has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provision, hereof. Purchaser has taken all actions required by law, its articles of incorporation, its by-laws or otherwise to authorize the execution, sealing and delivery of this Agreement. This Agreement is valid and binding upon Purchaser in accordance with its terms. Neither the execution, sealing and delivery of this Agreement nor the consummation of said transactions will constitute any violation or breach of the articles of incorporation or the by-laws of Purchaser, or any agreement, order, writ, injunction, decree, law, rule or regulation applicable to Purchaser.

              3.3. Purchaser covenants that for the twenty-four (24) month period commencing on the Closing Date, Purchaser will maintain the Company as a wholly owned subsidiary of Purchaser, and will not sell transfer or encumber the Shares, the Premises or the Property, merge the Company into another entity or otherwise transfer the Shares, without the prior written consent of Barry Hunt.

         4. Further Agreements:

              4.1. Seller's Agreement Not to Compete: The Parties hereby acknowledge that Seller shall not establish a business telephone sales, installation and/or services business in the same market as the Company operates at the time of acquisition of the shares, directly or indirectly, for a period of two (2) years from the date of this Agreement.

              4.2. Marketing of Software: The Company shall serve as the exclusive marketing agent in North America of the Multi-Language Automated Voice Intelligent System (MAVIS) software owned by Carnegie. The Company shall be reimbursed by Carnegie for the reasonable expenses of marketing MAVIS approved by Lowell Farkas or E. David Gable until such time as MAVIS sales permit absorption of such expenses by the Company. If Seller or Purchaser exercise their respective rights to Buy-Back or Sell-Back the Shares of the Company, the Company shall no longer serve as the exclusive marketing agent of MAVIS in North America. A separate Licensing Agreement relative to MAVIS shall be negotiated in good faith between the Parties hereto should a Buy-Back or Sell-Back be exercised by either Seller or Purchaser.

                   The Seller shall have a first right of refusal to be the exclusive marketing agent in North America of all future telecommunications software products developed by Carnegie's subsidiary, Profit Thru Telecommunications Limited CPM or a subsidiary of PTT, for a period of thirty (30) days after receipt of notice of said products from Carnegie.

         5. Conditions Precedent to Obligation and Duty of Purchaser to Acquire the Property:

              5.1. The obligation and duty of Purchaser to purchase the Property from Seller as contemplated by this Agreement are subject to the fulfillment and satisfaction on the Closing Date of each of the following conditions precedent, any or all of which may be waived in whole or in part at or prior to the Closing Date by Purchaser:

                   5.1.1. All representations and warranties of the Seller and the Company contained in this Agreement and expressly made at the Closing Date shall be true and correct at the Closing Date, in all material respects, and all of the other representations and warranties of Seller and the Company contained in this Agreement shall be true and correct at the Closing Date as though each of such representations and warranties was made at such time.

                   5.1.2. Seller and the Company shall have performed and complied in all material respects with all covenants and agreements on their part required by this Agreement in material respects to be performed or complied with prior to or at the Closing Date.

                   5.1.3. Purchaser shall have received certificates of the officers and directors of Company, whose signatures, such as President, shall be attested by the Secretary of Company or an independent third party if Signatory and Secretary are the same person, dated as of the Closing Date, in form reasonably satisfactory to Purchaser, certifying to the fulfillment and satisfaction of each of the conditions precedent specified in Sections 5.1.1. and 5.1.2. of this Agreement.

                   5.1.4. Purchaser shall receive the written opinions of the legal counsel (See Exhibit B1) for Seller and the Company, dated the Closing Date, stating that:

                        (a) The Company is a corporation duly organized, validly existing and in good standing. The Company has the power and authority to own, lease and operate its properties and to conduct its business as such business is now being conducted by them.

                        (b) The Company is authorized to issue Five Thousand (5,000) shares of Company Common Stock.

                        (c) Except as set forth on Exhibit D1 to this Agreement, such counsel does not know of any material action, suit, proceeding or investigation pending or threatened against the Company or affecting the Company or any of its assets.

                        (d) The Board of Directors of Company, pursuant to the powers and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by Company, the transactions hereby contemplated, and no action, confirmation or ratification by the stockholders or Personal Representatives or Executors of any deceased stockholders of Company or by any other person, entity or governmental authority is required in connection therewith which has not been obtained. Seller and the Company have the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by or pursuant to the provisions hereof Company has taken all actions required by law, its certificate of incorporation, as amended, its by-laws, as amended, or otherwise to authorize the execution, sealing and delivery of this Agreement and the issuance, sale, transfer and delivery of the Shares pursuant to the provisions hereof. This Agreement is valid and binding upon Seller and the Company.

                        (e) There are no Bulk Sales laws in Maryland applicable to this transaction.

              5.2. The obligation and duty of Seller to sell the Shares and related Assets to Purchaser as contemplated by this Agreement are subject to fulfillment and satisfaction on the Closing Date of each of the following conditions precedent, any or all of which may be waived in whole or in part prior to the Closing Date by Seller:

                   5.2.1. All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the Closing Date as though each of such representations and warranties was made at such time.

                   5.2.2. Purchaser shall have performed and complied in all material respects with all covenants and agreements on their part required by this Agreement to be performed or complied with prior to or at the Closing Date.

                   5.2.3. Seller shall have received certificates of the officers and directors of Purchaser, whose signatures, such as President shall be attested by the Secretary of Purchaser or an independent third party if Signatory and Secretary are the same person, dated as of the Closing Date, in form reasonably satisfactory to Seller, certifying to the fulfillment and satisfaction of each of the conditions precedent specified in Section 5.2.1. and
5.2.2. of this Agreement.

                   5.2.4. Seller shall have received the written opinion of legal counsel for Purchaser, dated the Closing Date, containing the opinions with respect to Purchaser which Seller's counsel is required to provide with respect to the Companies under Section 5.1.4(a) and (d) and that Purchaser has reserved for issuance the common stock reasonably for the transaction contemplated herein.

         6. Indemnification:

              6.1. Sellers individually and collectively and the Company shall each indemnify and hold harmless Purchaser from and against any and all actions, suits, proceedings, demands, causes of action, damages, liabilities, claims, losses, costs and expenses (including reasonable attorneys' and experts' fees) paid or incurred by Purchaser by reason of or arising out of or in connection with:

                   6.1.1. The breach by Sellers (individually and jointly) or the Company of any representation or warranty contained in this Agreement or in any certificate delivered to Purchaser pursuant to the provisions of this Agreement.

                   6.1.2. The failure of Sellers individually or collectively and or the Company to perform or comply with any covenant or agreement required by this Agreement to be performed or complied with by each such person or entity.

                   6.1.3. Debts and or liabilities incurred, accruing or arising up to and including the Cut-Off Date attributable to Seller or the Company including, but not limited to, contract liabilities, tort liability and tax liability, other than those assumed by Purchaser pursuant to the terms of this Agreement. Purchaser shall have the right to setoff against any and all amounts owed by Purchaser to Seller for any amounts owed or incurred by Purchaser in connection with any and all liability imposed by this Section 6. Notwithstanding anything to the contrary contained in this agreement, this provision 6.1.3 shall be fully enforceable with no time limitation.

              6.2. Carnegie shall indemnify and hold Seller and the Company harmless from and against any and all actions, suits, proceedings, demands, causes of actions, damages, liabilities, claims, losses, costs and expenses (including reasonable attorneys' and experts' fees) paid or incurred by any of them by reason of or arising out of in connection with:

                   6.2.1. The breach by Purchaser of any of the representations or warranties contained in this Agreement or in any certificate delivered to Seller pursuant to provisions of this Agreement;

                   6.2.2. The failure by Purchaser to perform or comply with any covenant or agreement required by this Agreement to be performed or complied by Purchaser.

                   6.2.3. Debts and liabilities incurred or arising after the Cut-Off Date attributable to Purchaser or the Company, except Seller shall be responsible for such debts and liabilities incurred or arising after the Cut-Off Date due to the negligence of Seller and or the Company up to and including the Cut-Off Date.

              6.3. With respect to any claim, action, suit, liability, loss, damage or expense asserted, threatened, instituted, paid or incurred or discovered by or against an indemnified party, within the applicable Indemnification Period, if any, the obligation to indemnify shall continue through the final disposition or settlement of any such matter and the full satisfaction of the indemnification obligation.

              6.4. [Intentionally Left Blank]

              6.5. If a party (an "Indemnified Party"), receives notice or has knowledge of any matter which it believes the other party hereto (the "Indemnitor") is obligated to provide indemnification pursuant to this Section 6 (a "Claim"), the Indemnified Party will within a reasonable period of time (A) after receipt of such notice or otherwise first becoming knowledgeable of a Claim, give the Indemnitor written notice of the assertion of such Claim; and
(B) furnish the Indemnitor with all relevant information and copies of all pertinent documents relating to the Claim in the Indemnified Party's possession or control or within a reasonable period of time after the Indemnified Party's receipt thereof, as the case may be.

              6.6. The failure of the Indemnified Party to give notice of the Claim promptly will not affect the Indemnified Party's rights to indemnification hereunder, except if, and only to the extent that, the Indemnitor's defense of such Claim is actually prejudiced by reason of such failure to give timely notice.

              6.7. The Indemnitor will undertake and continuously defend such Claim with counsel of reputable standing, and the Indemnified Party may participate in such defense by counsel of its own choosing at its own expense.

              6.8. If the Indemnified Party is required to pay any amount with respect to said Claim, such amount shall be promptly paid by the Indemnitor to the Indemnified Party upon the Indemnified Party giving the Indemnitor a written request therefor.

              6.9. If the Indemnitor does not timely undertake or continuously defend any such Claim, then the Indemnified Party will have the right to employ separate counsel in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel will be the Indemnitor's obligation and direct responsibility. Furthermore, the Indemnified Party will then have the right to defend or dispose of the Claim in such manner as it deems advisable for Indemnities account and risk and for the purpose hereof as if such defense or disposition had been made or undertaken by the Indemnitor.

              6.10. The Indemnitor agrees, unless it timely assumes the defense of any Claim hereunder, to pay the Indemnified Party's costs of defending any Claim, including, without limitation, reasonable attorneys and paralegal fees, accountants' fees, witness fees and court costs, promptly after written demand therefor is given by the Indemnified Party to the Indemnitor.

              6.11. If the Indemnitor timely undertakes the defense of any Claim, then so long as the Indemnitor, in good faith, is continuously contesting or defending the Claim: (A) the Indemnified Party shall not admit any liability with respect thereto, or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor; (B) the Indemnified Party shall cooperate with the Indemnitor in the contest or defense of the Claim; (C) the Indemnified Party shall accept any settlement of the Claim, provided such settlement is effected by monetary payment only and adequate arrangements for such payment, to the Indemnified Party's reasonable satisfaction, are made by the Indemnitor and the Indemnified Party is provided with a full release of all Claims made; and (D) the Indemnitor will provide the Indemnified Party with all information regarding the contest or defense of the Claim and allow counsel for the Indemnified Party to monitor, at the Indemnified Party's sole expense, all proceedings in connection with the Claim.

              6.12. Neither the Indemnitor nor the Indemnified Party may admit any liability with respect to any Claim or settle, compromise, pay or discharge the same without the prior written consent of the other party if such settlement, compromise, payment or discharge could in any way expose such other party to the payment of funds which are not subject to a claim of reimbursement or indemnification from the settling, compromising or paying party.

              6.13. The Indemnified Party shall use reasonable efforts to preserve the status quo, not incur any penalties and not prejudice the Indemnitor's defense of any Claim prior to the Indemnitor undertaking the defense of such Claim.

              6.14. Anything in this Section 6 to the contrary notwithstanding, if there is a reasonable probability that an indemnifiable Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party, upon giving the Indemnitor reasonably prompt written notice thereof, shall have the right to defend, compromise or settle such indemnifiable Claim; provided, however, that no compromises or settlement which would result in the payment of money shall be made, executed or delivered without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

              6.15.  Any  payment  required  by an  Indemnitor  pursuant to this
Section 6 shall be reduced by any insurance proceeds actually recovered (excluding any deductible or self-insured retention) by the Indemnified Party as a result thereof from a policy of insurance owned by any person. Any tax benefit received by the Indemnified Party by reason of any action of the Indemnitor shall reduce any payment required to be made by the Indemnitor to the Indemnified Party arising therefrom.

         7. Miscellaneous:

              7.1. All of the covenants, promises, agreements, representations and warranties set forth in this Agreement shall survive all closings under this Agreement for the periods herein provided, and shall be binding and enforceable notwithstanding any knowledge (other than as specifically herein disclosed) on the part of a party hereto with respect to the matter involved.

              7.2. At any reasonable time upon prior reasonable notice by Purchaser (whether at or after the Closing Date), Seller and the Company shall execute, acknowledge, seal and deliver such further instruments and documents and take such other actions as Purchaser may reasonably request more effectively to vest in Purchaser full right, title and interest in and to the Shares and related Assets as shall be issued, sold, transferred and delivered under this Agreement, and to secure for Purchaser the full benefits intended to be secured by this Agreement.

              7.3. All writings, notices and other communications under this Agreement shall be in writing and addressed as follows:

         If to Purchaser, to:     Lowell Farkas, President
                                       Carnegie International Corporation
                                       Executive Plaza 3
                                       Suite 1001
                                       11350 McCormick Road
                                       Hunt Valley, Maryland 21031

         With a copy to:          Lewis A. Dardick, Esquire
                                       Gershberg and Pearl, LLP
                                       11419 Cronridge Drive, Suite 7
                                       Owings, Maryland 21117

         If to Seller, to:        Mr. Barry Hunt
                                       902 Bob-el Drive
                                       Westminster, Maryland 21157

         with a copy to:          Gil Abramson, Esquire
                                       Hogan & Hartson, L.L.P.
                                       111 South Calvert Street
                                       Baltimore, Maryland 21202

Any such writing, notice or communication by telegram shall be deemed given when received at the address specified above. Any such writing, notice or communication other than by telegram shall be deemed given when deposited in the appropriate international or United States mails, postage prepaid, first class, registered or certified mail, return receipt requested, and addressed as hereinabove provided. Any such address may be changed by notice to the other parties to this Agreement as provided in this Section 7.3.

              7.4. This Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Maryland, United States of America.

              7.5. This Agreement contains the fall, complete and exhaustive agreement between the parties hereto. This Agreement may be amended only by an instrument in writing executed, sealed and delivered by Seller, the Company and Purchaser.

              7.6. Nothing expressed or implied in this Agreement is intended or shall be construed to confer or give any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

              7.7.  This  Agreement  may  be  executed   simultaneously   or  in
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same* instrument.

              7.8. Unless the context otherwise requires, the words such as "herein", "hereinafter", "hereby", "hereto", "hereof and "hereunder" refer to this Agreement as a whole and not merely to a Section in which such words appear. As used herein and unless the context otherwise requires, the singular shall include the plural and vice-versa, and the masculine gender shall include the feminine and neuter, and vice-versa.

              7.9. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

              7.10. The headings for this Agreement are intended for convenience of reference only and shall be given no effect in the construction or interpretation of this Agreement.

              7.11. Carnegie shall have the tight to assign its rights, title and interests under this Agreement and to the Property to any of its wholly owned subsidiaries, except as provided to the contrary herein. This shall not impair any of Carnegie's obligations under this Agreement.

         8. Buy-Back/Sell-Back:

              Seller and Purchaser shall enter into a mutually agreeable Buy-Back/Sell-Back Agreement, that facilitates Seller regaining ownership of the Company if the Multi-Language Automated Voice Intelligence System ("MAVIS') owed by Purchaser's subsidiary is not reasonably marketable or if the profitability of ACC does not meet Purchaser's expectations. At a minimum, the Buy-Back/Sell-Back Agreement shall include the following:

              (1)  Canceling  of the  preferred  stock  paid to  Seller  for the
                   Shares  and   canceling  of  Rule  144  Legend  common  stock
                   converted from said preferred stock.

              (2)  Canceling  the  Employment   Agreement   between  Seller  and
                   Purchaser.

              (3) Canceling of any unpaid portion of the Purchase price due Seller for the purchase of the Shares.

              (4) A License Agreement for MAVIS that allows the Company to market the MAVIS product after Seller regains ownership of the Shares.

              (5) Carnegie shall have a right to sell the Shares back to Seller if the Company is not profitable (i.e., ACC or its successors is unable to meet its obligations as they become due or does not have sufficient cash flow to pay expenses for more than two (2) consecutive months).

              (6) Seller and/or Purchaser shall have the option to Buy-Back/Sell-Back the Shares if MAVIS is not reasonably marketable. Seller and Buyer shall exercise said option to Buy-Back/Sell-Back the Shares within twenty-four (24) months from closing hereon.

         9. Employment of Seller:

              Seller and Purchaser shall enter into mutually agreeable Employment Agreements simultaneously herewith that provide for salaries to Barry Hunt and Susan Hunt, if any, totaling Two Hundred Thousand Dollars ($200,000.00).

         IN WITNESS WHEREOF, the parties have executed, sealed and delivered this Agreement the day and year first herein above set forth.


                                       PURCHASER:

ATTEST:                                CARNEGIE INTERNATIONAL CORPORATION


/s/                                    By: /s/ Lowell Farkas              (SEAL)
                                           Lowell Farkas, President

                                       THE COMPANY:

ATTEST:                                HARBOR CITY CORPORATION


/s/                                    By: /s/ Barry N. Hunt              (SEAL)
                                           BARRY N. HUNT, President


WITNESS:                               SELLERS:


/s/                                    /s/ Barry N. Hunt
                                       BARRY N. HUNT, Individually


WITNESS:                               SELLERS:


/s/                                    /s/ Susan B. Hunt
                                       SUSAN B. HUNT, Individually

                             HARBOR CITY CORPORATION

                            STOCK PURCHASE AGREEMENT

                                LIST OF EXHIBITS

                                                                                    Section
                                                                                    Nos.

A1.      Stock Certificate of Harbor City Corporation in the name of Carnegie       1.2.
         International Corporation

A2.      List of Tangible Assets of Harbor City Corporation excluding the           1.2.
         Fixtures and Leasehold Improvements

A3.      Schedule of Closing Adjustments                                            1.2.2.

B.       Certificate of No Debts                                                    2.1.

B1.      Opinion Letter of Counsel Relating to Seller and the Company's             5.1.4.
         Authority to Sell the Shares, Enter Into this Agreement and Other Issues
         Related to this Transaction

C.       Certificate of Incorporation and By-Laws of the Company                    2.3.

D.       Listing of Exemptions to Filing of Tax Returns                             2.6.

D1.      Listing of Material Adverse Changes, Suits and Claims                      2.7.2.
                                                                                    2.8

E.       List of Officers, Directors and Shareholders of the Company                2.11.

F.       Release of the Company by Seller                                           2.13.

G.       List of Permits and Licenses and Related Approvals                         2.17.

H.       List of Real Property                                                      2.18.

I.       List of Personal Property                                                  2.19.

J.       List of Service Contracts performed by the Companies                       2.20.

K.       List of Leases for Real Property                                           2.21.1.


                                     - 22 -





L.       List of Leases for Personal Property                                       2.21.2.

M.       List and copy of Licenses, Franchises, Assignments or Agreements           2.21.3.
         relating to Trademarks, Trade names, Copyrights, Patents, Service
         Marks, etc.

0.       List and copy of Employment and Consulting Agreements                      2.21.4.

P.       List of Agreements for Purchase of Goods, Materials and Services           2.21.5.

Q.       List and copy of Notes, Guarantees                                         2.21.6.

R.       Material Contracts in excess of $5,000.00                                  2.21.7.

S.       List of Insurance                                                          2.22.

T.       List of Employee Benefits                                                  2.23.

U.       List of Accrued Vacation, Sick Leave, and Bonus                            2.24.5.

V.       List of Employees                                                          2.24.6.

W.       List of Patents and Trademarks                                             2.24.7.

X.       List of Deposits                                                           2.26.

Y.       Tax Treatment

Z.       Colorado Counsel Opinion

                        AMENDED STOCK PURCHASE AGREEMENT
                           FOR HARBOR CITY CORPORATION


         THIS AGREEMENT made this 18th day of May, 1998, by and between Carnegie International Corporation, a Colorado Corporation (hereinafter referred to as "Carnegie") and Harbor City Corporation, t/a ACC Telecom, a Maryland Corporation (hereinafter referred to as "ACC") and Barry N. Hunt, an individual, and Susan
B. Hunt, an individual (hereinafter Barry N. Hunt and Susan B. Hunt shall collectively referred to as the "Hunts").

                                    RECITALS

         WHEREAS, Carnegie, ACC and Hunts entered into a Stock Purchase Agreement dated May 18, 1998 for the purchase of Harbor City Corporation (the "Agreement") from the Hunts effective as of February 28, 1998; and

         WHEREAS, the parties wish to amend the Agreement to reflect the actual date on which management and control was vested with Carnegie; and

         WHEREAS, the Parties hereto agree that except as provided herein to the contrary, the terms and conditions contained in the Agreement, which is incorporated herein by reference and made a part hereof, shall remain unchanged; and

         NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto the Parties hereby agree as follows:

         1. Recitals. The above recitals constitute a substantive and binding component of this Agreement.

         2. Effective Date for Transfer of Management and Control. The Parties hereto agree that the effective date for transfer of management and control of ACC shall be as of February 1, 1998, the date that Carnegie began managing and operating ACC.

         IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

ATTEST:                                CARNEGIE INTERNATIONAL CORPORATION


/s/                                    /s/ Lowell Farkas                  (SEAL)
                                       Lowell Farkas, President

ATTEST:                                HARBOR CITY CORPORATION, t/a ACC
                                       TELECOM


/s/                                    /s/ Barry N. Hunt                  (SEAL)
                                       Barry N. Hunt, President


WITNESS:


/s/                                    /s/ Barry N. Hunt                  (SEAL)
                                       Barry N. Hunt, Individually


/s/                                    /s/ Susan B. Hunt                  (SEAL)
                                       Susan B. Hunt, Individually


                                      - 2 -